Regulations of the Board of Directors, its Committees and the Executive Committee of Alcon Inc.

(Règlement d’organisation d’Alcon Inc.)

Alcon Inc.
1701 Fribourg, Switzerland

2	Regulations of the Board of Directors, its Committees and the Executive Committee of Alcon Inc.

3	Regulations of the Board of Directors, its Committees and the Executive Committee of Alcon Inc.

Regulations of the Board of Directors, its Committees and the Executive Committee of Alcon Inc.

Based on Article 25 of the articles of incorporation of Alcon Inc. (the “Articles of Incorporation”), the Board of Directors (the “Board”) promulgates the following regulations (the “Regulations”).

These Regulations govern the duties, powers and responsibilities of the following executive bodies and persons of Alcon Inc. (the “Company”):

–Board
–Committees of the Board
–Chair of the Board (the “Chair”)
–Vice Chairs of the Board (the “Vice Chairs”)
–Chief Executive Officer (the “CEO”)
–Executive Committee, and
–Internal Audit

All references to functions in these Regulations shall apply to both male and female persons.

4	Regulations of the Board of Directors, its Committees and the Executive Committee of Alcon Inc.

Section 1	General Provisions

Duty of Care and Loyalty	Article 1 Each member of the Board, or the Executive Committee is under the duty to safeguard and further the interests of the Company and its shareholders.

Conflict of Interests
Article 2
No member of the Board, the Committees of the Board or the Executive Committee shall participate in the deliberations and resolutions on matters which affect, or reasonably might affect, the interests of that member or of a person close to that member.

Confidentiality
Article 3
Each member of the Board, the Committees of the Board, or the Executive Committee shall at all times keep strictly confidential all information – except information which is already in the public domain – relating to the Company and its affiliated companies (the “Group”) which the member has learned during the exercise of his duties. This obligation and duty shall continue even after the term of office of the member has expired.

No Representation of Members
Article 4
A member of the Board, the Committees of the Board, or the Executive Committee who is not able to participate in a meeting of the executive body may not be represented by another member of the body or any other person.

Quorum, Majority Requirements
Article 5
Unless stated otherwise in these Regulations, the presence in person or by telephone or video conference of a majority of the members is required for any meeting of the Board, the Committees of the Board or the Executive Committee. If the chairperson does not participate, the members shall nominate a chairperson ad hoc who shall be the deputy chairperson.

Resolutions of the Board, the Committees of the Board, or the Executive Committee require the affirmative majority of the votes cast.

In the event of a tie on any issue, (i) in a Committee of the Board, the full Board shall decide the issue, and (ii) in the Executive Committee, the CEO shall decide the issue.

The CEO has the power to overrule any resolution taken by the Executive Committee.

No quorum is required for meetings at which the sole order of business is to deliberate and approve resolutions providing for the confirmation of capital increases or the amendment of the Articles of Incorporation in connection with an increase in the share capital.

The adoption of resolutions on items not on the agenda requires the affirmative vote of at least two thirds of the members of the Board or the Committees of the Board, present at a meeting.

5	Regulations of the Board of Directors, its Committees and the Executive Committee of Alcon Inc.

Meetings and Resolutions
Article 6
Meetings of the Board, the Committees of the Board and the Executive Committee may be held in any location determined by the chairperson of the respective body.

Resolutions may be passed in writing (including by electronic communication or facsimile). A proposal for a circular resolution must be communicated to all members, giving a deadline for responding, and is approved if: (i) more than two-thirds of all members cast a vote or give written notice that they abstain; (ii) an absolute majority of all members casting a vote approve the proposed resolution; and (iii) no member requests a meeting in relation to the subject matter of the proposed resolution within one full business day of receiving notice of the proposal.

Secretary, Minutes
Article 7
The Board, the Committees of the Board and the Executive Committee shall each appoint a secretary, who need not be a member of the body.

The secretary of each body shall keep the minutes of meetings, which shall contain all resolutions adopted at the meeting.

Participation of Non-Members
Article 8
Persons who are not members of the Board, the Committees of the Board, or the Executive Committee may participate in meetings of such bodies if their expertise is required and if they have been invited by the chairperson of the body. Such persons shall not vote in any resolutions.

Business and Legal Separateness
Article 9
The Company is a holding company which directly or indirectly owns a global group of subsidiaries that conduct business operations (the “Business”). To ensure proper functioning of the Business in the interests of the Company and its shareholders and to comply with various requirements imposed by relevant laws and regulatory authorities, the Board shall supervise and, where necessary and appropriate, coordinate the Business by providing overall guidance and support.

Each company in the Group (“Group Company”) shall be legally separate from all other Group Companies and shall manage its business independently. No Group Company shall operate the business of another Group Company nor shall any Group Company act as agent of any other Group Company.

6	Regulations of the Board of Directors, its Committees and the Executive Committee of Alcon Inc.

Other Offices or Investments
Article 10
Any member of the Board and any member of the Executive Committee shall obtain the written consent of the Chair, and the Chair himself/herself, as applicable, shall obtain the written consent of the chair of the Governance and Nomination Committee, prior to:

a)accepting (i) any board memberships of listed companies and, in the case of members of the Executive Committee, of any listed and non-listed companies, or (ii) any major external appointments. If a Board Member has been qualified by the Board as independent or non-executive, the agreement of the Chair, or the Chair of the, Governance and Nomination Committee respectively, should also be sought before accepting additional commitments that might conflict with that qualification; or

b)accepting any board membership or other role with, or making or holding a significant investment in, a company or other entity which is or is about to be in competition with the Group, except for investments in a collective investment scheme, where the assets of such scheme include a multitude of assets and are invested at the discretion of a third party.

In addition, any member of the Board and any member of the Executive Committee shall inform the Chair, or the Chair of the Governance and Nomination Committee, respectively, before accepting any other membership of a board of directors or other significant commitments involving affiliation with other businesses or governmental units. Changes to such board memberships or significant commitments shall be reported as well.

In any case, each member of the Board and each member of the Executive Committee shall comply with the maximum number of offices permitted by the Articles of Incorporation.

7	Regulations of the Board of Directors, its Committees and the Executive Committee of Alcon Inc.

Section 2	Board of Directors

Duties of the Board
Article 11
The Board is the ultimate executive body of the Company. It shall resolve all Business matters that are not reserved to the authority of the General Meeting of Shareholders or to other executive bodies of the Company by law, the Articles of Incorporation, or these Regulations.

In particular, the Board shall have the following duties:

a)The ultimate direction of the Business, including, without limitation, the taking of the resolutions and the giving of necessary instructions or overall guidance and support regarding the following matters:

–The strategy upon recommendation of the Executive
Committee
–Entry into new areas of activity and withdrawal from existing areas of the Business; acquisitions and divestments of companies, participations in companies or businesses, or incorporations or liquidations of companies or businesses, if such matters are of fundamental significance to the Business
–The opening and closing down of sites of fundamental significance to the Business
–The initiation and settlement of legal proceedings of fundamental significance to the Business
–The setting of financial targets and financial means to reach such targets
–The promulgation of corporate policies, in particular on financial matters, investments, personnel matters, cybersecurity, leadership, compensation, compliance with laws, corporate citizenship, communication and safety and environmental protection and supervising management’s compliance therewith
–The adoption from time to time of further regulations and instructions regarding the organization of the Business and the duties and responsibilities of the executive bodies.

b)The determination of the organization of the Company and the Group.

c)The manner of governance of the Company, including the adoption from time to time of principles of corporate governance that are in the best interests of the Company and its shareholders.

d)The structuring of the accounting system, financial controls and financial planning.

e)The preparation of the annual report of the Company and of the Group, and of the compensation report.

f)The appointment, removal, determination of duties and responsibilities, and succession plans of the following persons:

8	Regulations of the Board of Directors, its Committees and the Executive Committee of Alcon Inc.

–The members of the Committees of the Board (subject to the powers of the General Meeting to appoint and remove the members of the Compensation Committee)
–One or two Chairs
–The CEO, and
–The members of the Executive Committee

g)The designation of those persons who shall have signatory power for the Company and the manner in which such persons may sign on behalf of the Company.

h)The ultimate supervision of the persons entrusted with the management of the Business, specifically in view of their compliance with laws, the Articles of Incorporation, these Regulations and other applicable regulations, directives and instructions.

i)The preparations for the General Meeting of Shareholders and carrying out the resolutions of the General Meeting, including the preparation of the proposals to the General Meeting related to the compensation of the Board of Directors and of the Executive Committee and to the Compensation Report, as per the Articles of Incorporation.

j)Notification of the court if liabilities exceed assets.

k)The adoption of resolutions concerning an increase of the share capital to the extent that such power is vested in the Board (Article 651 paragraph 4 of the Swiss Code of Obligations), as well as resolutions concerning confirmation of capital increases and related amendments to the Articles of Incorporation.

l)The determination of (i) the compensation strategy and of the principles, policies, structure and design of compensation plans for the Executive Committee, (ii) the long-term incentive/equity plans, (iii) the compensation of the members of the Board and of the CEO, and of the terms of employment of the CEO, (iv) the group financial, strategic and operational targets and the evaluation of target achievement, and the approval of the Compensation Report.

m)The determination of the maximum aggregate amount or maximum partial amounts of compensation, in the event the General Meeting of Shareholders has not approved a proposal of the Board of Directors, as per the Articles of Incorporation.

n)The determination of (i) whether or not a Board member is independent, based on a proposal by the Governance and Nomination Committee, and (ii) whether or not the members of the Audit and Risk Committee meet the financial literacy and expertise standards, both as stipulated by applicable law, regulation and listing requirements.

o)The examination of the expert qualifications of specially qualified auditors.

p)The determination and promotion of a culture that seeks to safeguard and strengthen the Group’s reputation for responsible and sustainable conduct including (i) overseeing the Company’s strategy and governance on corporate responsibility and key related issues that may affect the Company’s, and (ii) reviewing emerging trends with regard to corporate responsibility as well as providing advice to the management thereabout.

9	Regulations of the Board of Directors, its Committees and the Executive Committee of Alcon Inc.

q)The approval of other business, if such business exceeds the authority delegated from time to time by the Board to the Committees of the Board or to the Executive Committee.

Delegation of Management
Article 12
Where not stipulated as a Board responsibility in law, the Articles of Incorporation or these Regulations, the Board delegates to the Executive Committee the management of the Business pursuant and subject to these Regulations.

Meetings, Agenda
Article 13
The Board shall meet at the invitation of the Chair as often as may be required.

Invitations for meetings of the Board shall contain the agenda for the meeting and shall be issued at least five business days in advance, except for urgent matters.

Also, any member of the Board may request a meeting for a specific purpose or the inclusion of a certain item on the agenda. Such requests must be submitted to the Chair in writing at least two days prior to the meeting, except for urgent matters.

The Chair shall take the chair at the meetings of the Board.

The independent members of the Board shall meet in
separate sessions, as necessary.

Right to Request Information
Article 14
The members of the Board have full and unrestricted access to management and employees of the Company and the affiliated companies in the execution of their duties. This includes the right to request information and inspection pursuant to Article 715a of the Swiss Code of Obligations.

Authority to Retain Independent Advisors
Article 15
The Board shall have the authority to retain independent advisors for any matters within the scope of its responsibilities. The Board shall obtain appropriate funding, as determined by the Board, for payment of compensation to any outside advisors engaged by the Board.

Authorized Signatories	Article 16 The Board appoints those of its members who shall be authorized to sign documents on behalf of the Company.

Resignation of Board members	Article 17 A member of the Board shall inform the Chair upon a material change of his or her business or professional affiliations or responsibilities and offer his/her resignation, as appropriate.

Evaluation of Board performance	Article 18 The Board conducts a periodic evaluation of the performance of the Board and of the Chair.

10	Regulations of the Board of Directors, its Committees and the Executive Committee of Alcon Inc.

Section 3	Committees of the Board

Committees of the Board
Article 19
The Board shall form the following permanent Committees:

–Compensation Committee
–Governance and Nomination Committee
–Audit and Risk Committee, and
–Innovation Committee

The composition and duties of these Committees shall be as set forth in the applicable Committee charters in compliance with legal requirements. The Committee charters are attached to these Regulations and incorporated herein by reference.

11	Regulations of the Board of Directors, its Committees and the Executive Committee of Alcon Inc.

Section 4	Chair and Vice Chairs

Chair
Article 20
In addition to other duties described in these Regulations and the Articles of Incorporation, the Chair, elected by the General
Meeting of Shareholders, has the following duties:

a)Provides leadership to the Board in its governance role, coordinating the tasks within the Board and, in particular, calls Board meetings and sets their agenda.

b)Coordinates, together with the Chairpersons of the Committees, the work of all Committees. The Chair may attend the Committee meetings in consultation with the relevant Committee Chairperson.

c)Establishes and keeps a close working relationship with the CEO, providing advice and support while respecting the fact that the day-to-day management responsibility is delegated to the Executive Committee led by the CEO.

d)Promotes effective relationships and communication between the Board and the CEO and the Executive Committee.

e)Takes the lead in crisis situations.

f)Together with the CEO, ensures effective communication with shareholders, other stakeholders and the general public. The Chair is the primary representative of the Board and, together with the CEO, represents Alcon to the media. Other Board members may only discuss Alcon matters with the media with the prior approval of the Chair; and

g)Works closely with the CEO in evaluating members of the Executive Committee and in establishing succession plans for key management positions.

Vice Chair
Article 21
In case and as long as the Chair is incapacitated, the Vice Chair (or one of them if two have been appointed), shall be tasked by the Board to lead the Board.

If and as long as the Chair is not independent, the Vice Chair (or one of them if two have been appointed) (in this capacity acting also as “Senior Independent Director”), shall be tasked by the Board with the following duties:

a)Chairs the sessions of the independent members of the Board, as required; and

b)Leads the independent members of the Board in case of a crisis or matter requiring their separate consideration or decision. Every independent Board member may request separate me

Section 5	Executive Committee

Members of Executive Committee	Article 22 The Executive Committee is headed by the CEO. It shall consist of such members as may be appointed or removed by the Board from time to time.

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Duties of Executive Committee
Article 23
The Executive Committee under the leadership of the CEO is responsible for the management of the Business and functions as a coordination committee, independent of any legal entity of the Group.

In particular, and without limitation, the Executive Committee shall have the following duties:

a)Prepare corporate policies, strategies and strategic plans for the attention of and approval by the Board or its Committees.

b)Implement the strategies, policies, and matters agreed upon by the Board or its Committees.

c)Regularly assess the achievement of the targets for the Business.

d)Submit the following to the Board or to one of its Committees for approval or advice in accordance with such regulations and standards as are promulgated by the Board from time to time:

–Appointments to and removals of associates with material impact on the Business
–Capital investments, financial measures, and the acquisition or divestiture of companies, participations and businesses of fundamental significance in accordance with such regulations and standards as are promulgated by the Board from time to time
–Significant agreements with third parties and engagement in new business activities
–The revenue, financial, and investment budgets of the Business, including any addenda thereto

e)Implement the matters approved by the Board.

f)Prepare and submit quarterly and annual financial reports for the attention and approval of the Board or its Committees, and keep the Board informed of all matters of fundamental significance to the Business.

g)Implement modifications to the organization of the Business to ensure efficient operation of the Business and achievement of optimized consolidated results.

h)Promote an active internal and external communications policy.

i)Ensure that management capacity, financial and other resources are provided and used efficiently.

j)Deal with such other matters as are delegated by the Board to the Executive Committee from time to time.

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CEO
Article 24
In addition to other duties that may be assigned by the Board, the CEO, supported by the Executive Committee, has the following duties:

a)Has a leading role in preparing corporate policies, strategies and strategic plans according to Article 24 above.

b)Has overall responsibility for the management and performance of the Business.

c)Is the primary contact person for the Board and is responsible for the reporting to the Board.

d)Leads the Executive Committee.

e)Builds and maintains an effective executive team and proposes adequate succession planning. He submits proposals for the appointment of members of the Executive Committee to the Governance and Nomination Committee.

f)Appoints and promotes senior management subject to such standards as shall be adopted by the Board from time to time.

g)May adopt further policies regarding the organization of the Executive Committee in accordance with the Articles of Incorporation and these Regulations.

h)Represents Alcon, in coordination with the Chairman, with major customers, financial analysts, investors and the media.

Sub-committees of the Executive Committee
Article 25
The Executive Committee may delegate duties as stipulated in Article 23 above to other executives and committees. The CEO shall ensure proper reporting to the Executive Committee or the Board as the case may be.

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Section 6	Internal Audit

Duties of Internal Audit
Article 26
The Group’s internal audit, led by the Head of Internal Audit, shall:

a)Carry out operational and system audits, assisting the organizational units in the accomplishment of objectives by providing an independent approach to the evaluation, improvement, and effectiveness of their risk management and internal control framework. All organizational units of the Group are subject to audit.

b)Prepare reports regarding the audits it has performed, and report to the CEO and to the Audit and Risk Committee material irregularities, whether actual or suspected, without delay.

c)Perform such other functions and audits as assigned to it by the Board, the Audit and Risk Committee or the CEO from time to time.

Section 7	Effectiveness, Amendments

Effectiveness Amendments
Article 27
These Regulations shall come into effect on May 6, 2020 and replace the former regulations of the Board of Directors, its Committees and the Executive Committee of Alcon Inc.

These Regulations may only be amended or replaced by the
Board.

Mike Ball            Royce Bedward
Chairman        General Counsel and Corporate Secretary